Exhibit (n)

JPMORGAN INSURANCE TRUST

RULE 18f-3 MULTIPLE CLASS PLAN

(Adopted as of May 18, 2006)

I.	Introduction

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the following sets forth the method for allocating fees and expenses among each class of shares (“Shares”) of the underlying investment series of the JPMorgan Insurance Trust (the “Trust”) that issues multiple classes of shares (the “Multi-Class Portfolios”). In addition, this Rule 18f-3 Multiple Class Plan (the “Plan”) sets forth the servicing arrangements, distribution arrangements, conversion features, exchange privileges, other shareholder services, voting rights, dividends, and per share net asset value of each class of shares in the Multi-Class Portfolios. The portfolios of the Trust are listed on Exhibit A.

The Trust is an open-end, management investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933. Upon the effective date of this Plan, the Trust hereby elects to offer multiple classes of shares in the Multi-Class Portfolios pursuant to the provisions of Rule 18f-3 and this Plan. Each Multi-Class Portfolio is authorized to issue multiple classes of shares representing interests in the same underlying portfolio of assets of the respective Portfolio, as described below.

II.	Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Multi-Class Portfolio (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing agreement in connection with the provision of shareholder services to the holders of such class of shares. Each class may, at the Board’s discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Portfolio’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. In addition, pursuant to Rule 18f-3, the Trust may, at the Board’s discretion, allocate the following fees and expenses to a particular class of shares in a single Multi-Class Portfolio:

1.	transfer agent fees identified by the transfer agent as being attributable to such class of shares;

2.	printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

3.	blue sky fees incurred by such class of shares, to the extent applicable;

4.	Securities and Exchange Commission registration fees incurred by such class of shares;

5.	the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

6.	litigation or other legal expenses relating solely to such class of shares;

7.	Trustees fees incurred as result of issues relating to such class of shares; and

8.	independent accountants’ fees relating solely to such class of shares.

All other expenses will be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Portfolio. However, if any Portfolios make daily distributions of their net investment income, they may allocate such other expenses to each share regardless of class, or based on the relative net assets. The Adviser, Distributor, Administrator and any other provider of services to the Multi-Class Portfolios may waive or reimburse the expenses of a particular class or classes.

Income, realized and unrealized capital gains and losses, and any expenses of a Multi-Class Portfolio not allocated to a particular class of such Multi-Class Portfolio pursuant to this Plan shall be allocated to each class of the Multi-Class Portfolio on the basis of the net asset value of that class in relation to the net asset value of the Multi-Class Portfolio.

The initial determination of the class expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Trustees and approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust. The Trustees will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

Class Arrangements.

The following charts summarize the Rule 12b-1 distribution fees, servicing fees, conversion features, exchange privileges and other shareholder services applicable to each class of shares of the Multi-Class Portfolios. Each Multi-Class Portfolio shall offer such class or classes of shares as the Board of Trustees of the Trust shall determine from time to time. Additional details regarding such fees and services are set forth in each Portfolio’s current Prospectus and Statement of Additional Information.

	CLASS 1	CLASS 2

Rule 12b-1 Distribution Fees	None	0.25% per annum of average daily net assets

Servicing Fees	Up to 0.25% per annum of average daily net assets

Conversion Features	None	None

Exchange Privileges	None	None

Other Shareholder Services.

For each Class of a Multi-Class Portfolio, other shareholder services may be offered as provided in the Prospectus. The Portfolios’ shareholder servicing agent may subcontract with other parties for the provision of various sub-accounting, processing, communication and sub-administrative services.

Redemption Fees.

Shareholders may redeem their shares without sales charge on any business day. In the future certain Multi-Class Portfolios may adopt a redemption fee. If that occurs, shares of each class of the Multi-Class Portfolios indicated with an asterisk (*) in the attached Exhibit A held for less than 60 days are redeemable at a price equal to 98% of the Multi-Class Portfolio’s then-current NAV per share. This 2% discount, which will be referred to in the Multi-Class Portfolios’ prospectuses and the Statements of Additional Information as a redemption fee, directly affects the amount a shareholder who is subject to the discount receives upon redemption or exchange. The redemption fee is paid to the Multi-Class Portfolios and is designed to offset the brokerage commissions, capital gains impact, and administrative and other costs associated with fluctuations in fund assets levels and cash flow caused by short-term shareholder trading.

In determining whether a particular redemption is subject to a redemption fee, it is assumed that the redemption is first of shares acquired pursuant to reinvestment of dividends and capital gain distributions followed by other shares held by the shareholder for the longest period of time. This method should result in the lowest possible redemption fee.

Dividends.

Shareholders automatically receive all income dividends and capital gain distributions in additional shares of the same class at the net asset value next determined following the record date, unless the shareholder has elected to take such payment in cash.

In the absence of waivers, the amount of dividends payable on some classes will be more than the dividends payable on other classes of shares because of the distribution expenses and/or service fees charged to the various classes of shares.

Board Review.

The Board of Trustees of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Multi-Class Portfolio expenses), is in the best interest of each class of shares of a Multi-Class Portfolio individually and the Multi-Class Portfolio as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

In making its determination to approve this Plan, the Trustees have focused on, among other things, the relationship between or among the classes and have examined potential conflicts of interest among classes regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.

EXHIBIT A

Multi-Class Portfolios

(as of May 18, 2006)

Name of Multi-Class Portfolio	Classes

JPMorgan Insurance Trust Balanced Portfolio	Class 1

JPMorgan Insurance Trust Core Bond Portfolio	Class 1, Class 2

JPMorgan Insurance Trust Diversifed Equity Portfolio	Class 1, Class 2

JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio	Class 1, Class 2

JPMorgan Insurance Trust Diversified Mid Cap Value Portfolio	Class 1

JPMorgan Insurance Trust Equity Index Portfolio	Class 1

JPMorgan Insurance Trust Government Bond Portfolio	Class 1

JPMorgan Insurance Trust International Equity Portfolio	Class 2

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio	Class 1, Class 2

JPMorgan Insurance Trust Large Cap Growth Portfolio	Class 1, Class 2

JPMorgan Insurance Trust Large Cap Value Portfolio	Class 2

JPMorgan Insurance Trust Small Cap Equity Portfolio	Class 2

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